Advanced Emissions Solutions Announces Addition to its Board of Directors
Laurie Bergman brings deep financial expertise, relevant industry experience and independent leadership to the Board
GREENWOOD VILLAGE, Colo., April 14, 2023 (GlobeNewswire) - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), a leader in environmental solutions for power generation, industrial and municipal water purification markets, today announced the appointment of Laurie A. Bergman to the Company’s Board of Directors. Ms. Bergman will join as the chair of the Audit Committee. Ms. Bergman will be appointed to fill the vacancy caused by Mr. Taylor Simonton resignation effective immediately prior to the annual meeting of stockholders on June 13, 2023 (“Company’s Annual Meeting”), and Ms. Bergman will stand for election by the Company's stockholders at the Company's Annual Meeting.
Ms. Bergman currently serves as the Chief Financial Officer of Liquid Environmental Solutions, a leading provider of a full range of turnkey solutions for the collection, transportation, processing, recycling, reclamation and disposal of non-hazardous liquid wastes. In her current capacity, Ms. Bergman oversees all finance related activities, including the growth strategy, financial reporting, corporate financing, M&A due diligence and integration, and the Company’s relationship with its private equity sponsor. Her appointment to ADES’s Board of Directors brings deep financial expertise and relevant sector experience in addition to new independent leadership.
“We are thrilled to have Laurie’s commitment to serve on our Board of Directors,” said Greg Marken, CEO of ADES. “Her extensive experience in the energy sector and environmental solutions industry will be critical as we execute our strategy of becoming a leading vertically integrated environmental technology company.”
L. Spencer Wells, Chairman of the Board of ADES, commented, “Laurie brings deep financial acumen to the Board and a proven track record of executive leadership within the environmental solutions industry. We are very excited to have Laurie on board at this critical time in our journey and we look forward to her contributions to our growth.”
“It is a privilege to be joining the Board of Directors of Advanced Emissions Solutions and I am thrilled to begin working with the team,” added Laurie Bergman. “ADES has a clearly articulated, multi-year growth strategy and the Company’s recent acquisition of Arq offers an incredibly compelling opportunity to create a leading North American manufacturer of activated carbon technologies focused on ensuring a cleaner, healthier world around us. I look forward to serving on the Board of Directors and supporting the Company as it executes against this plan.”
Mr. Wells concluded, “I would also like to use this opportunity to thank Taylor Simonton for his nine years of service on the Board of Directors. Taylor’s invaluable counsel was critical to the Company’s restructuring, joint venture with Tinuum Group, and our acquisitions of both ADA Carbon Solutions and more recently substantially all of the assets and subsidiaries of Arq Limited. On behalf of the entire Board, we wish Taylor a happy and healthy retirement.”
Prior to her current role at Liquid Environmental Solutions, Ms. Bergman most recently served as a senior executive leader at UGI Corporation, a $9B global energy company, where she led all accounting and financial control functions. This included responsibility for external SEC reporting, internal financial reporting, Board of Directors reporting and internal controls over financial reporting. She also held various other finance roles within UGI. Previously, she served as the Controller and Chief Accounting Officer at AmeriGas, the largest propane company in the country. Prior to that, she held various finance and operations roles at Cigna Healthcare, a health benefits provider.

Ms. Bergman is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA). She received a bachelor’s degree in finance and master of business administration from Temple University and completed Stanford University Graduate School’s Executive Education – The Emerging CFO: Strategic Financial Leadership Program. She also currently serves on the Board of Directors of QNB Corporation (OTCPK:QNBC), a publicly traded bank holding company, where she is a member of the Audit Committee as well as on the Board of Directors of the Institute of Management Accountants, a global organization of finance and accounting professionals.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide environmental solutions to customers in the power generation, industrial and municipal water purification markets.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology. We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

FluxSorb, LLC, formed in 2022, is an emerging technology company that introduces highly engineered activated carbons with a focus on the emerging remediation markets. Our vision is to partner with our customers to collaborate, develop and deploy best in class activated carbon solutions to meet even the most extreme challenges.

Arq is an environmental technology business founded in 2015 that has developed a novel process for producing specialty carbon products from coal mining waste. Arq has the technology and large-scale manufacturing facilities to produce a micro-fine hydrocarbon powder, Arq powder™, that can be used as a feedstock to produce activated carbon and as an additive for other products.

Forward-Looking Statements
Statements in this press release regarding the Company's business that are not historical facts, including statements concerning optimizing cash flows and maximizing shareholder value, are forward-looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com